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                                                                  EXHIBIT 10(w)2


                                AMENDMENT TO THE
                    AMENDED AND RESTATED MINNESOTA POWER AND
                AFFILIATED COMPANIES EXCUTIVE INVESTMENT PLAN II

          The Amended and Restated Minnesota Power and Affiliated Companies Executive Investment Plan II, effective November 1, 1988, is amended as follows:

     1. The heading of Section 7 is amended to read "Financial Hardship, Change of Law, and Unscheduled Benefit Payments."


     2. Effective April 23, 2003, a new Section 7.3 Unscheduled Benefit Payments is added as follows:

          A Participant may elect at any time prior to the time that the first payment from his or her account would otherwise be paid, to withdraw in a single lump sum all, or a specified portion of the balance of his or her Deferral Account. A Participant may also make an election at any time subsequent to the start of installment payments from his or her account, to withdraw in a lump sum the balance of his or her Deferral Account. Withdrawals under this section will be reduced in amount by an early withdrawal penalty equal to ten percent of the amount requested, which will be deducted from the amount paid to the Participant, and forfeited by the Participant to the Company. Written notice of election to withdraw under this Section stating the lump sum amount withdrawn shall be sent to the Manager, Employee Benefits, Human Resources, and payment of the early withdrawal shall be made by the Company within thirty days of receipt of written notice.

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     3.   Effective  December  1,  2003,  Section  2.1(aa) is amended to add the following:

          If a Participant is employed by a subsidiary of the Company, and such subsidiary is no longer at least 50% owned by the Company, then such Participant will be considered to have a Termination of Employment or Retirement on such date. Distribution of the Participant's benefits under Section 6 shall occur as provided therein. Notwithstanding the preceding sentences of this Paragraph, in the event that a Participant is employed by a subsidiary of the Company which is distributed to shareholders through a stock spin off to shareholders of ALLETE, then the Participant will not be considered to have a Termination of Employment or Retirement for purposes of Section 6 until their employment at such distributed company terminates for any reason, including Retirement.

     4. Effective March 18, 2002, Section 6.4.1 is amended to add the following:

          In the event that there is a Change in Control,  and if, within twelve
          (12) months after a Change in Control a Participant is involuntarily terminated, the Participant shall be entitled to an additional benefit equal to forty percent (40%) of any amount distributed ("Supplemental Tax Benefit") pursuant to Section 6.4.1. If a Participant is eligible for Retirement, no Supplemental Tax Benefit will be paid.

                                           ALLETE, Inc.


                                     By:          /s/ Donald J. Shippar
                                           -------------------------------------
                                           Donald J. Shippar
                                           President and Chief Executive Officer



Attest:     /s/ Philip R. Halverson
        -----------------------------
        Philip R. Halverson
        Vice President,
        General Counsel & Secretary

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